     Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 1, 2002 relating to the consolidated financial statements of The Cheesecake Factory Incorporated, which appears in The Cheesecake Factory Incorporated’s Annual Report on Form 10-K for the year ended January 1, 2002.

PricewaterhouseCoopers LLP

Los Angeles, California
April 25, 2002